BRF S.A.

Listed Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

Minutes of the 6th Ordinary Meeting of the Board of Directors

Held on July 28, 2016

1.           Date, Time and Place: Held on July 28, 2016, at 15:00 hours, at the offices of BRF S.A. (“Company”), located at Rua Hungria, 1400, 5th  floor, Room 5F, City of São Paulo, State of São Paulo.

2.           Board: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

3.           Summons and Attendance: The meeting was duly convened in accordance with Article 21 of the Bylaws, being present of all standing members of the Board of Directors: Messrs. Abilio dos Santos Diniz, Aldemir Bendine, Henri Philippe Reichstul, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Renato Proença Lopes, Vicente Falconi Campos and Walter Fontana Filho.

4.           Agenda: Adopt the following resolutions: 4.1. Approval of the financial statements of the Company related to the second quarter of 2016; 4.2. Approval of the appointment of directors for entities within the economic group of the Company; 4.3. Approval of the incorporation of a legal entity in Namibia; 4.3. Approval of the incorporation of a legal entity in Brazil; e 4.5. Approval of a related party agreement.

5.           Resolutions: The following resolutions were passed unanimously and without reservations by the members of the Board of Directors:

5.1.      Financial statements 2T/2016. In accordance with the recommendation of the Fiscal Council and of the Audit Committee, after analyzing and discussing the matter, approved the financial statements of the Company related to the second quarter of 2016, together with the management report, explanatory notes and the opinion of the independent auditors

5.2.      Appointment of directors for entities within the economic group of the Company. In accordance with the terms of Article 23, (ii), of the Bylaws, and in accordance with the recommendation of the Finance, Governance and Sustainability Committee, approved the

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BRF S.A.

Listed Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

Minutes of the 6th Ordinary Meeting of the Board of Directors

Held on July 28, 2016

appointment of directors for entities within the economic group of the Company, as per the list presented to the Board and filed at the headquarters of the Company.

5.3.      Incorporation of a legal entity in Namibia. In accordance with the recommendation of the Finance, Governance and Sustainability Committee and of the Strategy, M&A and Markets Committee, and also with the provisions of Article 23, (xxxii), of the Bylaws, approved the incorporation of a legal entity in Namibia, either directly by the Company or by any of its controlled entities, being the Company or any of its controlled entities authorized to appoint attorneys-in-fact and local lawyers, to hire professionals work in such entity, to lease of physical space, to acquire movable assets, as well as to practice any and all acts that may be required for the operation of such legal entity.

5.4.      Incorporation of a legal entity for the development of activities related to the commercialization of electric power. In accordance with the recommendation of the Finance, Governance and Sustainability Committee and of the Strategy, M&A and Markets Committee, and also with the provisions of Article 23, (xxxii), of the Bylaws, approved the incorporation of a legal entity in Brazil, either directly by the Company or by any of its controlled entities, for the development of activities related to the commercialization of electric power, being the Company or any of its affiliates authorized to practice any and all acts required for the incorporation and operation of such legal entity, including the appointment of its respective directors.

5.5.      Related party agreement. In accordance with the terms of Article 23, (xxxiv), of the Bylaws, and as per the recommendation of the Finance, Governance and Sustainability Committee and of the Audit Committee, approved the hiring of Edavila Consultoria Empresarial Eireli to render international marketing consulting services.

The Executive Officers of the Company are henceforth authorized to carry out all and any acts and execute any and all documents required for the implementation of the resolutions passed herein.

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BRF S.A.

Listed Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

Minutes of the 6th Ordinary Meeting of the Board of Directors

Held on July 28, 2016

6.           Documents Filed at the Company: The documents supporting the resolutions taken by the members of the Board of Directors or relating to information presented during the meeting were filed at the Company’s headquarters.

7.           Approval and Signing of the Minutes: There being no further matters to be discussed, the Chairman ended the meeting, being these minutes drawn up in summary form, read, approved and signed. Signatures: Board: Mr. Abilio dos Santos Diniz – Chairman; Mrs. Larissa Brack – Secretary. Members: Messrs. Abilio dos Santos Diniz, Aldemir Bendine, Henri Philippe Reichstul, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Renato Proença Lopes, Vicente Falconi Campos and Walter Fontana Filho.

I hereby certify that these minutes are an accurate copy of the original which is filed in Book No. 5, pages 76 to 78 of the Minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

____________________________________

Larissa Brack

Secretary

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